EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Capital Raise of $7.5 Million in Registered Direct Offering

LANSING, Mich., and PHOENIX, Ariz.: April 26, 2010:  Capitol Bancorp Limited (NYSE: CBC) announced today that it entered into definitive agreements with several institutional investors on April 23, 2010 for a registered direct offering of 2,500,000 shares of previously unissued common stock at a price of $3.00 per share with total proceeds of $7.5 million.  In addition to the issuance of common shares, Capitol will issue to each investor one warrant exercisable for one common share for every two common shares purchased with an exercise price of $3.50 per share.  The warrants are exercisable immediately and expire on April 23, 2013.  The common shares sold, the warrants and the shares underlying the warrants are to be issued under Capitol’s Form S-3 shelf registration statement that was previously declared effective by the Securities and Exchange Commission on June 9, 2008.

“This transaction will further support our strategic initiatives to enhance capital resources and support balance sheet strength.  The ability to opportunistically access outside capital effectively augments our existing select affiliate divestiture program that is serving to deleverage consolidated assets while providing for the efficient allocation of equity across our multi-state network,” said Capitol’s Chairman and CEO Joseph D. Reid.

Capitol expects to use the net proceeds for general working capital purposes.  The offering is expected to close on or before Wednesday, April 28, 2010, subject to satisfaction of customary closing conditions.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for the transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.  Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the Securities and Exchange Commission’s website at http://www.sec.gov or from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.

About Capitol Bancorp Limited

Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community banking company with a network of separately chartered banks in 17 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.